As filed with the Securities and Exchange Commission on November 9, 2016 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Mid-Con Energy Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	45-2842469
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2431 East 61st Street, Suite 850, Tulsa, Oklahoma 74136 (918) 743-7575
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles L. McLawhorn, III Mid-Con Energy GP, LLC 2431 East 61st Street, Suite 850 Tulsa, Oklahoma 74136 (918) 743-7575
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: William J. Cooper Courtney Cochran Butler Andrews Kurth Kenyon LLP 1350 I Street, NW, Suite 1100 Washington, D.C. 20005 (202) 662-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Security (3)(4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common Units issuable upon conversion of Class A Convertible Preferred Units	18,801,132	$2.11	$39,670,389	$4,598

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of common units representing limited partner interests (“Common Units”) in Mid-Con Energy Partners, LP (the “Partnership”) being registered on behalf of the selling unitholders named in this prospectus (the “Selling Unitholders”) shall be adjusted to include any additional Common Units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)
Includes 11,627,906 Common Units issuable upon conversion of 11,627,906 Class A Convertible Preferred Units (the “Preferred Units”), which Preferred Units were issued by the Partnership to the Selling Unitholders named in this prospectus, and 7,173,226 Common Units issuable upon conversion of 7,173,226 Preferred Units that the Partnership may issue from time to time in the future as payment in kind to the Selling Unitholders named in this prospectus or in any supplement to this prospectus. The initial conversion price is one Preferred Unit in exchange for one Common Unit; however, the conversion rate is subject to adjustment.

(3)	The proposed maximum offering price per Common Unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such units.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the Common Units on November 8, 2016 of $2.11, as reported on the National Association of Securities Dealers Automated Quotation System Global Select Market.

(5)	Calculated in accordance with Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED NOVEMBER 9, 2016
The information in this prospectus is not complete and may be changed. The securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS
Mid-Con Energy Partners, LP
18,801,132
Common Units Representing Limited Partner Interests

This prospectus relates to 11,627,906 common units representing limited partner interests (the “Common Units”) in Mid-Con Energy Partners, LP (the “Partnership”) issuable to the selling unitholders named in this prospectus or in any supplement to this prospectus or any transferee, assignee or other successor-in-interest to any such selling unitholder (collectively, the “Selling Unitholders”) upon conversion of 11,627,906 Class A Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”), and 7,173,226 Common Units issuable upon conversion of 7,173,226 Preferred Units that the Partnership may issue from time to time in the future as payment in kind to the Selling Unitholders. The Preferred Units are initially convertible into Common Units on a one-for-one basis; however, the conversion ratio is subject to adjustment. See “Description of the Preferred Units.”
We will not receive any proceeds from the sale of Common Units owned by the Selling Unitholders. For a more detailed discussion of the Selling Unitholders, please read “Selling Unitholders.”
The Common Units may be offered and sold by the Selling Unitholders for their own account from time to time in accordance with the provisions set forth under “Plan of Distribution.” The Selling Unitholders may offer and sell these securities to or through one or more underwriters, dealers and agents, who may receive compensation in the form of discounts, concessions or commissions, or directly to purchasers, on a continuous or delayed basis. The Selling Unitholders may offer and sell these securities at various times in amounts, at prices and on terms to be determined by market conditions and other factors at the time of such offerings. This prospectus describes the general terms of these securities and the general manner in which the Common Units may be offered and sold by the Selling Unitholders. The specific manner in which the Selling Unitholders will offer and sell the Common Units will be described in a supplement to this prospectus, which may also add to, update or change the information contained or incorporated by reference in this prospectus.
You should carefully read this prospectus, any applicable prospectus supplement and the documents we refer to under the heading “Where You Can Find More Information” of this prospectus before you purchase any of our Common Units.
Our Common Units are traded on the National Association of Securities Dealers Automated Quotation System Global Select Market (the “NASDAQ”) under the symbol “MCEP.” The last reported sales price of our Common Units on the NASDAQ on November 8, 2016 was $2.02 per Common Unit.

Investing in our Common Units involves risks. You should carefully read and consider the risks related to an investment in our Common Units and each of the other risk factors described under “Risk Factors” on page 1 of this prospectus, in any applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission before you make an investment in our Common Units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2016.

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS    ii
WHERE YOU CAN FIND MORE INFORMATION    ii
FORWARD-LOOKING STATEMENTS    iii
ABOUT MID-CON ENERGY PARTNERS, LP    1
RISK FACTORS    1
USE OF PROCEEDS    1
DESCRIPTION OF THE COMMON UNITS    2
DESCRIPTION OF THE PREFERRED UNITS    3
THE PARTNERSHIP AGREEMENT    5
PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS    17
MATERIAL TAX CONSIDERATIONS    19
INVESTMENT IN MID-CON ENERGY PARTNERS, LP BY EMPLOYEE BENEFIT PLANS    35
SELLING UNITHOLDERS    37
PLAN OF DISTRIBUTION    39
VALIDITY OF THE SECURITIES    42
EXPERTS    43

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor any Selling Unitholder has not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus and any prospectus supplement is not an offer to sell, nor a solicitation of an offer to buy, Common Units in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, the Selling Unitholders may, from time to time, sell up to 11,627,906 Common Units issuable to the Selling Unitholders upon conversion of 11,627,906 Preferred Units, and 7,173,226 Common Units issuable upon conversion of 7,173,226 Preferred Units that the Partnership may issue from time to time in the future as payment in kind to the Selling Unitholders. The Preferred Units are initially convertible into Common Units on a one-for-one basis; however, the conversion ratio is subject to adjustment. See “Description of the Preferred Units.”
This prospectus provides you with a general description of Mid-Con Energy Partners, LP and the Common Units that are registered hereunder that may be offered by the Selling Unitholders. Each time the Selling Unitholders sell any Common Units offered by this prospectus, the Selling Unitholders are required to provide you with this prospectus and the related prospectus supplement containing specific information about the Selling Unitholders and the terms of the Common Units being offered in the manner required by the Securities Act.
If necessary, the specific manner in which the Common Units may be offered and sold will be described in a supplement to this prospectus or a free writing prospectus. Any prospectus supplement or free writing prospectus may add to, update or change the information contained or incorporated by reference in this prospectus. Any statement made or incorporated by reference in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement or a free writing prospectus. Therefore, you should read this prospectus (including any documents incorporated by reference) and any prospectus supplement or free writing prospectus before you invest in our Common Units.
This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read carefully this prospectus and any attached prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” before investing in our securities.
As used in this prospectus, “Mid-Con Energy Partners,” “the Partnership,” “we,” “our,” “us” or like terms mean Mid-Con Energy Partners, LP, a Delaware limited partnership, and its subsidiaries. References to our “general partner” refer to Mid-Con Energy GP, LLC, the general partner of the Partnership, which effectively manages the business and affairs of the Partnership. References to “Yorktown” collectively refers to Yorktown Partners LLC, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners IX, L.P. and/or Yorktown Energy Partners X, L.P. References to “Founders” collectively refers to Charles R. Olmstead, S. Craig George and Jeffrey R. Olmstead. References to our “predecessor” collectively refers to Mid-Con Energy Corporation, prior to June 30, 2009, and to Mid-Con Energy I, LLC and Mid-Con Energy II, LLC, on a combined basis, thereafter, our respective predecessors for accounting purposes. References to Mid-Con III refer to Mid-Con Energy III, LLC, a Delaware limited liability company and an affiliate of our general partner. References to our partnership agreement refer the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by the First Amendment thereto.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the Common Units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website at http://www.midconenergypartners.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Unless otherwise specified, information contained on, or available by hyperlink from, our website or contained on the SEC’s website is not incorporated into this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated, or after the date on which such registration statement was initially filed with the SEC and before the effectiveness of such registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016;

•
our Quarterly Reports on Form 10-Q filed on May 2, 2016 for the quarter ended March 31, 2016, filed on August 4, 2016 for the quarter ended June 30, 2016 and filed on October 31, 2016 for the quarter ended September 30, 2016;

•
our Current Reports on Form 8-K filed on January 12, 2016, April 1, 2016, June 2, 2016, June 10. 2016, July 26, 2016, August 3, 2016 and August 16, 2016 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

•
the description of our common units contained in our registration statement on Form 8-A (File No. 001-35374) filed on December 9, 2011, as supplemented and amended by our registration statement on Form 8-A/A (File No. 001-35374) filed on December 13, 2011.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our website at http://www.midconenergypartners.com, or by writing or calling us at the following address:
Mid-Con Energy Partners, LP
2431 East 61st Street, Suite 850
Tulsa, Oklahoma 74136
(918) 743-7575
Attn: Investor Relations
FORWARD-LOOKING STATEMENTS
Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain “forward-looking statements” that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	volatility or continued low or further declining commodity prices;

•	future financial and operating results;

•	our ability to pay distributions;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	revisions to oil and natural gas reserves estimates as a result of changes in commodity prices;

•	future capital requirements and availability of financing;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.
All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in “Risk Factors” and other sections of this prospectus, in the “Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Properties” and other items within our most recent annual report on Form 10-K, which is incorporated by reference herein. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” “goal,” “forecast,” “guidance,” “might,” “scheduled” and the negative of such terms or other comparable terminology.
The forward-looking statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the “Risk Factors” section and elsewhere in this prospectus, any prospectus supplement and the documents we incorporate by reference. All forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

v

ABOUT MID-CON ENERGY PARTNERS, LP
We are a publicly held Delaware limited partnership formed in July 2011 that engages in the ownership, acquisition, exploitation and development of producing oil and natural gas properties in North America, with a focus on enhanced oil recovery (“EOR”). Our properties are located primarily in the Mid-Continent and Permian Basin regions of the United States in four core areas: Southern Oklahoma, Northeastern Oklahoma, Texas Gulf Coast and Texas within the Eastern Shelf of the Permian. Our properties primarily consist of mature, legacy onshore oil reservoirs with long-lived, relatively predictable production profiles and low production decline rates.
Our general partner, Mid-Con Energy GP, LLC, is a Delaware limited liability company. Neither we, our general partner, nor our subsidiaries have any employees. We and our general partner are parties to a services agreement with Mid-Con Energy Operating, LLC, a Delaware limited liability (“Mid-Con Energy Operating”), pursuant to which Mid-Con Energy Operating provides management, administrative and operational services to us.
Our Common Units are traded on the NASDAQ under the symbol “MCEP.”
Our principal executive office is located at 2431 East 61st Street, Suite 850, Tulsa, Oklahoma 74136, and our telephone number is (918) 743-7575.
RISK FACTORS
An investment in our securities involves risks. Before you invest in our securities, you should consider carefully the risk factors included herein and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as those that may be included in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as all of the other information included or incorporated by reference in this prospectus, any applicable prospectus supplement and the documents we incorporate by reference.
If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.
Risk Related to the Offering
Sales by the Selling Unitholders of the Common Units covered by this prospectus could adversely affect the trading price of our Common Units.
We are registering for resale 11,627,906 Common Units issuable to the Selling Unitholders upon conversion of 11,627,906 Preferred Units, which represent approximately 38.9% of our currently outstanding Common Units. We are also registering an additional 7,173,226 Common Units issuable upon conversion of 7,173,226 Preferred Units that we may issue from time to time in the future as payment in kind to the Selling Unitholders, which, together with the Common Units issuable upon conversion of the 11,627,906 Preferred Units, represent approximately 62.9% of our currently outstanding Common Units. Subject to certain exceptions, we are obligated to keep this prospectus current so that, once issued, the Common Units can be sold in the public market at any time. The resale of all or a substantial portion of the Common Units in the public market, or the perception that these sales might occur, could cause the market price of our Common Units to decrease and may make it more difficult for us to sell our equity securities in the future at a time and upon terms that we deem appropriate.
USE OF PROCEEDS
We will not receive any proceeds from the sale of Common Units by the Selling Unitholders.

DESCRIPTION OF THE COMMON UNITS
The Common Units
Our Common Units are traded on the NASDAQ under the symbol “MCEP.” At the close of business on November 8, 2016, based upon information received from our transfer agent and brokers and nominees, we had approximately 34 unrestricted common unitholders of record. This number does not include owners for whom Common Units may be held in “street” name or whose Common Units are restricted. The holders of Common Units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights of holders of Common Units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.” As of November 8, 2016, 29,912,230 Common Units were outstanding.
Transfer Agent and Registrar
Duties
Wells Fargo Shareowner Services serves as registrar and transfer agent for the Common Units. We pay all fees charged by the transfer agent for transfers of Common Units, except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates or to cover taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.
There is no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of their actions for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the indemnitee.
Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
By transfer of Common Units in accordance with our partnership agreement, each transferee of Common Units shall be admitted as a limited partner with respect to the Common Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of our partnership agreement; and

•
makes the consents, acknowledgments and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with this offering.

Our general partner may request that a transferee of common units certify that such transferee is an Eligible Holder. As of the date of this prospectus, an Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body of the United States, including a municipality of the United States;

•
an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof; or

•
a limited partner whose nationality, citizenship or other related status would not, in the determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we or our subsidiary has an interest.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.
In addition to other rights acquired upon transfer, the transferor gives the transferee the right to be admitted to our partnership as a limited partner with respect to the transferred common units. A transferee will become a limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
Until a Common Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
We may, at our discretion, treat the nominee holder of a Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common Units are securities and any transfers are subject to the laws governing transfers of securities.
DESCRIPTION OF THE PREFERRED UNITS
General
On August 11, 2016 (the “Closing Date”), we completed a private placement of $25 million aggregate principal amount of Preferred Units pursuant to a purchase agreement (the “Purchase Agreement”), by and among the Partnership and each of the purchasers named therein (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers acquired the Preferred Units at a price of $2.15 per Preferred Unit (the “Unit Purchase Price”). The Preferred Units represent a separate class of our limited partnership interests. As of November 8, 2016, there were 11,627,906 Preferred Units issued and outstanding.
The following description of the Preferred Units is subject to and qualified in its entirety by reference to our partnership agreement. We suggest that you read the complete text of our partnership agreement, which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Distributions
The Preferred Units are entitled to a cumulative distribution (the “Preferred Distribution”) of $0.043 per quarter (the “Preferred Distribution Amount”), subject to certain adjustments described in the partnership agreement. Each Preferred Distribution shall be paid in cash at the Preferred Distribution Amount; provided, however, that if our credit agreement prohibits us from paying the Preferred Distribution in cash in respect of any quarter, then the Preferred Distribution for such quarter shall be paid in additional Preferred Units (“PIK Units”) and the Preferred Distribution Amount for such quarter shall be $0.05375, subject to certain adjustments. If we fail to pay the Preferred Distribution in full for any quarter, then until such time as all accrued and unpaid Preferred Distributions are paid in full in cash, we will not be permitted to declare or make any distributions in respect of (a) any Junior Securities (as such term is defined in the partnership agreement), including the Common Units, or (b) any Parity Securities (as such term is defined in the partnership agreement), other than the Preferred Units; provided, however, that distributions may be declared and paid in respect of the Preferred Units and any Parity Securities, as long as such distributions are declared and paid pro rata such that the amounts of distributions declared per Preferred Unit and per unit of such Parity Security shall in all cases bear to each other the same ratio that accrued but unpaid and accumulated distributions per Preferred Unit and per unit of such Parity Security bear to each other.

Conversion
At any time during the period beginning on February 11, 2017 and ending on the business day immediately prior to the fifth anniversary of the Closing Date, each holder of Preferred Units shall have the right, at its sole election, to convert all or any portion of the Preferred Units held by such holder, in an aggregate amount equaling or exceeding the Minimum Conversion Amount (as defined in the partnership agreement), into Common Units on a one-for-one basis (subject to adjustment for splits, reverse splits, subdivisions, combinations and reclassifications). Upon any such conversion of Preferred Units, the Partnership shall pay any accrued but unpaid and accumulated distributions on such Preferred Units in cash.
Rights upon a Change of Control
Upon a Change of Control (as defined in the partnership agreement), each holder of Preferred Units shall have the right, at its election, to (i) if the Partnership is the surviving entity following such Change of Control, continue to hold Preferred Units; or (ii) convert all or any portion of the Preferred Units held by such holder into Common Units on a one-for-one basis (subject to adjustment for splits, reverse splits, subdivisions, combinations and reclassifications). If any Preferred Units remain outstanding following a Change of Control in which the Partnership is not the surviving entity, then immediately following effectiveness of such Change of Control, the Partnership shall redeem in cash all, but not less than all, of the outstanding Preferred Units at a price per Preferred Unit equal to the Unit Purchase Price multiplied by the change of control redemption multiple then in effect. Upon any such conversion or redemption of Preferred Units, the Partnership shall pay any accrued but unpaid and accumulated distributions on such Preferred Units in cash.
Redemption
On the fifth anniversary of the Closing Date, each holder of Preferred Units shall have the right to cause the Partnership to redeem all or any portion of such holder’s outstanding Preferred Units for cash at the Unit Purchase Price, subject to the payment of any accrued but unpaid distributions to the date of such redemption. Any Preferred Units that are outstanding immediately following such redemption will automatically be converted to Common Units on a one-for-one basis (subject to adjustment for splits, reverse splits, subdivisions, combinations and reclassifications). Upon any such redemption or conversion of Preferred Units, the Partnership shall pay any accrued but unpaid and accumulated distributions on such Preferred Units in cash.
Voting
The Preferred Units vote together with the Common Units as a single class, with each Preferred Unit having such voting rights as such Preferred Unit would have if it were converted into Common Units, at the conversion rate then in effect, except that the Preferred Units shall be entitled to vote as a separate class on any matter on which all unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to the Partnership’s other classes or series of equity interests. The consent of a majority of the then-outstanding Preferred Units, with one vote per Preferred Unit, shall be required to approve any matter for which the Preferred Unit holders are entitled to vote as a separate class.
Liquidation
The Preferred Units rank senior to the Junior Securities, including the Common Units, in respect of liquidation. Upon liquidation, each holder of Preferred Units shall be entitled to receive, in respect of each Preferred Unit then owned, a liquidation preference equal to the sum of the preferred Unit Purchase Price (subject to adjustments for any splits, combinations or recapitalization with respect to the Preferred Units), plus all accrued but unpaid and accumulated distributions, if any, on such Preferred Unit to, but not including, the liquidation date.
Transfer Agent and Registrar
Wells Fargo Shareowner Services serves as transfer agent and registrar for the Preferred Units. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Registration Rights
On August 11, 2016, we entered into a registration rights agreement with the Purchasers, pursuant to which we agreed to register the Common Units issuable upon conversion of the Preferred Units, including Common Units issuable upon conversion of any PIK Units, and granted piggyback registration rights, in each case as described in the registration rights agreement.
THE PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.
We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•
with regard to the fiduciary duties of our general partner, you should read the risk factors included in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, and those that may be included in the applicable prospectus supplement;

•	with regard to the transfer of Common Units, please read “Description of the Common Units -Transfer Agent and Registrar – Transfer of Common Units;” and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Considerations.”
Organization and Duration
Our partnership was organized in July 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.
Purpose
Our purpose under our partnership agreement is to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage directly in, any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity and do anything necessary or appropriate to the foregoing. However, our general partner may not cause us to engage in any business activity that it determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
Although our general partner has the ability to cause us and our subsidiary to engage in activities other than the ownership, acquisition, exploitation and development of oil and natural gas properties and the ownership, acquisition and operation of related assets, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Cash Distributions
Our partnership agreement specifies the manner in which we will make cash distributions to the holders of our Common Units, Preferred Units and other partnership interests as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In October 2015, cash distributions to the holders of our Common Units were indefinitely suspended. Our credit agreement stipulates written consent from our lenders is required in order to reinstate distributions and also prohibits us from making cash distributions if any potential default or event of default (as defined in the credit agreement) occurs or would result from the cash distribution to the holders of our Common Units.
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described under “– Limited Liability.”
For a discussion of our general partner’s right to contribute capital to maintain the level of its general partner interest if we issue additional units, please read “– Issuance of Additional Interests.”
Limited Voting Rights
The following is a summary of the unitholder vote required for each of the matters specified below.
The Preferred Units vote together with the Common Units as a single class. Various matters require the approval of a “unit majority,” which means the approval of a majority of the outstanding Common Units and Preferred Units voting as a single class, with each Preferred Unit having such voting rights as such Preferred Unit would have if it were converted into Common Units, at the conversion rate then in effect.
The Preferred Units shall be entitled to vote as a separate class on any matter on which all unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to the Partnership’s other classes or series of equity interests. The consent of the majority of the then-outstanding Preferred Units, voting as a separate class with one vote per Preferred Unit, shall be required to approve any matter requiring the approval of a “Preferred Unit majority.”
In voting their Common Units and Preferred Units, as applicable, our general partner, and our general partner’s affiliates (including the Founders and Mid-Con III) and Yorktown will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners.

Issuance of additional units
No approval right for the Common Units. Issuance of additional Preferred Units or the creation and issuance of any class of Senior Securities or Parity Securities (as such terms are defined in our partnership agreement) requires approval of a Preferred Unit majority. Please read “- Issuance of Additional Interests.”

Amendment of the partnership agreement
Certain amendments may be made by our general partner without the approval of any limited partner. Other amendments generally require the approval of a unit majority. Certain amendments that impact the Preferred Units require approval of a Preferred Unit majority. Please read “- Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority, in certain circumstances. Please read “- Merger, Consolidation, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “- Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “- Dissolution.”

Withdrawal of our general partner
Prior to December 31, 2021, under most circumstances, the approval of unit majority, excluding Common Units held by our general partner and its affiliates (including the Founders and Mid-Con III), is required for the withdrawal of our general partner in a manner that would cause a dissolution of our partnership. Please read “- Withdrawal or Removal of Our General Partner.”

Removal of our general partner
Not less than 66⅔% of the outstanding units, including units held by our general partner and its affiliates (including the Founders and Mid-Con III). Please read “- Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest
Our general partner may transfer without a vote of our unitholders all, but not less than all, of its general partner interest in us to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets to, such other person. The approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates (including the Founders and Mid-Con III), is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2021. Please read “- Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “- Transfer of Ownership Interests in Our General Partner.”
Applicable Law; Forum, Venue and Jurisdiction
Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•
arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•
asserting a claim of breach of duty (including any fiduciary duty) owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to or to interpret or enforce any provision of the Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the “Delaware Act”; or

•	asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction), in each case, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Common Unit, a limited partner (i) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceedings; (ii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iii) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (iv) consents to process being served in any such claim, suit, action or proceeding by (X) mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our partnership agreement or (Y) any other manner permitted by law; and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.
Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by our limited partners as a group:
•    to remove or replace our general partner;
•    to approve some amendments to the partnership agreement; or
•    to take other action under the partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
Our subsidiaries conduct business in Oklahoma, Louisiana and Texas, and we may have operating subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as an owner of our operating subsidiary may require compliance with legal requirements in the jurisdictions in which our operating subsidiary conducts business, including qualifying our operating subsidiary to do business there.
Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership in our subsidiary or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Interests
Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants, restricted units, appreciation rights, phantom or tracking interests or other economic interests in us or in our securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders. However, the creation and issuance of any class of Senior Securities or Parity Securities (as such terms are defined in our partnership agreement) requires approval of a majority of the Preferred Units, voting as a separate class.
It is possible that we will fund acquisitions through the issuance of additional Common Units or other partnership interests. Holders of any additional Common Units we issue will be entitled to share equally with the then-existing holders of Common Units in our distributions of available cash. In addition, the issuance of additional Common Units or other partnership interests may dilute the value of the interests of the then-existing holders of Common Units in our net assets.
In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the Common Units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiary of equity interests, which may effectively rank senior to our Common Units.
If we issue additional partnership interests (other than the issuance of partnership interests upon conversion of any outstanding partnership interests that may be converted into Common Units), our general partner is entitled, but not required, to make additional capital contributions to the extent necessary to maintain the level of its general partner interest in us. Our general partner’s approximate 1.2% general partner interest in us will be reduced if we complete any such issuance of partnership interests in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the aggregate percentage interest in us of our general partner and its affiliates, including such interest represented by Common Units or other partnership interests, that existed immediately prior to each issuance. The holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests.
Amendment of the Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith and in the best interests of us or our limited partners. To adopt a proposed amendment, other than the amendments discussed below under “– No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, the affirmative vote of a majority of the Preferred Units is required prior to amending the partnership agreement:

•	in any manner that adversely alters or changes the rights, powers, privileges or preferences or duties and obligations of the Preferred Units;

•	in any manner that modifies any terms of the Preferred Units; or

•	to create and issue any class of Senior Securities or Parity Securities (as those terms are defined in the partnership agreement).
Prohibited Amendments
No amendment may:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units (including units owned by our general partner, our general partner’s affiliates (including the Founders and Mid-Con III) and Yorktown) or upon receipt of a written opinion of counsel acceptable to our general partner to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Act.
No Unitholder Approval
Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor our subsidiary will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable period and related changes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•
an amendment that our general partner determines to be necessary or appropriate for the creation, authorization or issuance of any class or series of additional partnership securities or options, rights, warrants, restricted units, appreciation rights, tracking or phantom interests or other economic interests in the partnership relating to our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, limited liability company, joint venture or other entity, as otherwise permitted by our partnership agreement;

•
conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance subject in each case to certain restrictions; or

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of our units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which any class of our partnership interests is or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Opinion of Counsel and Unitholder Approval
Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments described above under “– No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected, but no vote will be required by any class or classes or type or types of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of partners holding aggregate partnership interests constituting not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.
Merger, Consolidation, Sale or Other Disposition of Assets
A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to us or our limited partners, including any duty to act in good faith and in the best interest of us or our limited partners.
In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us, among other things, to sell, exchange or otherwise dispose of all or substantially all of our and our subsidiary’s assets (taken as a whole) in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests of our subsidiary. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the merger or consolidation will not result in a material amendment to our partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our partnership interests outstanding immediately prior to the merger or consolidation will be an identical partnership interest of our partnership following the transaction, and the number partnership interests to be issued in such merger or consolidation does not exceed 20% of our outstanding partnership interests immediately prior to the effective date of such merger or consolidation.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or our subsidiary into a new limited liability entity or merge us or our subsidiary into, or convey all of our assets to, a newly formed entity that has no assets, liabilities or operations at the time of such conversion, merger or conveyance, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide our limited partners and our general partner with substantially the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Dissolution
We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

•	the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in us in accordance with our partnership agreement, unless a successor general partner is elected and admitted pursuant to our partnership agreement.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the exercise of the right would not result in the loss of limited liability under the Delaware Act of any limited partner; and

•
neither our partnership nor our subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds
Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions – Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Withdrawal or Removal of Our General Partner
Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2021 without obtaining the approval of the holders of at least a majority of our outstanding Common Units, excluding Common Units held by our general partner and its affiliates (including the Founders and Mid-Con III), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2021, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving at least 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw as our general partner without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates other than our general partner and its affiliates (including the Founders and Mid-Con III). In addition, subject to the restrictions set forth in our partnership agreement, on or after December 31,

2021, our general partner may sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “– Transfer of General Partner Interest.”
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may, prior to the effective date of such withdrawal, elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters is not obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “– Dissolution.”
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66⅔% of our outstanding units, including units held by our general partner, our general partner’s affiliates (including the Founders and Mid-Con III) and Yorktown, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding Common Units, voting as a separate class. The ownership of more than 33⅓% of our outstanding units by our general partner, our general partner’s affiliates (including the Founders and Mid-Con III) and Yorktown would give them the practical ability to prevent our general partner’s removal.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.
In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within the period provided under our partnership agreement, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon one independent investment banking firm or other independent expert, then an independent investment banking firm or other independent expert chosen by agreement of the independent investment banking firm or other independent expert selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and such general partner interest will automatically convert into Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
Except for the transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•
another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person prior to December 31, 2021, without the approval of the holders of at least a majority of our outstanding Common Units, excluding Common Units held by our general partner and its affiliates (including the Founders and Mid-Con III). As a condition of this transfer, the transferee must agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interests held by our general partner as the general partner or managing member, if any, of us or our subsidiary and must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
Our general partner, our general partner’s affiliates (including the Founders and Mid-Con III) and Yorktown may at any time transfer Common Units to one or more persons without unitholder approval.
Transfer of Ownership Interests in Our General Partner
At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner, its affiliates (including the Founders and Mid-Con III) and Yorktown acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights with respect to all of such partnership interests. This loss of voting rights does not apply to any person or group that acquires partnership interests directly from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires partnership interests with the prior approval of the board of directors of our general partner.
If our general partner is removed without cause, our partnership agreement provides that, among other things, our general partner will have the right to convert its general partner interest into Common Units or receive cash in exchange for those interests.
Limited Call Right
If at any time our general partner and its affiliates (including the Founders and Mid-Con III) own more than 80% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, to purchase all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•
the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase such limited partner interests; and

•	the average of the daily closing prices of the limited partner interests of such class over the 20 trading days preceding the date three days before the date the notice is mailed.
As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his Common Units in the market. Please read “Material Tax Considerations – Disposition of Units.”
Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of partnership interests then outstanding, record holders of limited partner interests on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizens or other ineligible holders will be voted by our general partner and our general partner will cast the votes on those units in the same ratios as the votes of limited partners on other units are cast. Please read “– Non-Citizen Unitholders; Redemption” for additional information concerning the citizenship, nationality, and related status requirements for owning our Common Units.
Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. If authorized by our general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if an approval in writing or by electronic transmission is signed or transmitted by holders of not less than the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “– Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates (including the Founders and Mid-Con III) or a direct or subsequently approved transferee of our general partner or its affiliates and specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership interests then outstanding, that person or group will lose voting rights with respect to all of such partnership interests and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes or, determining the presence of a quorum or for other similar purposes. Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
Upon a transfer of any class of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records and such limited partner becomes the record holder of the units so transferred. Except as described under “– Limited Liability,” the Common Units and Preferred Units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Unitholders; Redemption
We may acquire interests in oil and natural gas leases on United States federal lands in the future. To comply with certain U.S. laws relating to the ownership of interests in oil and natural gas leases on federal lands, our general partner, acting on our behalf, may request any unitholder to furnish to the general partner within 30 days of the request a properly completed certificate certifying as to the unitholder’s nationality, citizenship or other related status. If, following a request by our general partner, a unitholder fails to furnish such certification within the 30-day period or if the general partner determines, with the advice of counsel, that the unitholder’s nationality, citizenship or other related status would create a substantial risk of cancellation or forfeiture of property in which the we have an interest, we will have the right to redeem the units held by such unitholder. Further, the units held by such unitholder will not be entitled to any voting rights. The redemption price will be paid in cash or delivery of a promissory note, as determined by our general partner. If our general partner chooses to redeem the units in cash, the redemption price will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. If our general partner chooses to redeem the units with a promissory note, the promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.
For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•
any person who is or was a director, officer, employee, agent, manager, managing member, partner, fiduciary or trustee of us, our subsidiary or any entity set forth in the preceding three bullet points;

•
any person who is or was serving at the request of a general partner, any departing general partner, or any affiliate of us or our subsidiary, as a director, officer, employee, agent, manager, managing member, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiary;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.
Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on behalf of us or our subsidiary and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and our other affiliates, including Mid-Con Energy Operating, LLC, may be reimbursed. These expenses include salary, bonus, incentive compensation, employment benefits, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP. For financial reporting and tax purposes, our fiscal year end is December 31.
We will furnish or make available to record holders of Common Units, within 100 days after the close of each fiscal year, an annual report containing audited financial statements, including a balance sheet and statements of operations, partnership equity and cash flows and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available within 50 days after the close of each quarter, a report containing unaudited financial statements and such other information as may be received by applicable law, regulation or NASDAQ rule, or as our general partner determines to be necessary or appropriate.
Our general partner will be deemed to have made a report available if it has either filed such report with the SEC and such report is publicly available or made such report available on any publicly available website maintained by us.
The tax information reasonably required for federal, state and local income tax reporting purposes will be furnished within 90 days of the close of the calendar year in which our taxable period ends.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments if such documents are not available on the SEC’s website;

•
true and full information regarding the status of our business and financial condition (provided that these requirements will be satisfied to the extent the limited partner is furnished our most recent annual report any subsequent quarterly or periodic reports required to be filed with the SEC pursuant to Section 13 of the Exchange Act); and

•	any other information regarding our affairs as our general partner determines in its sole discretion is just and reasonable.
Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.
Registration Rights
Under our partnership agreement, our general partner and its affiliates (including the Founders and Mid-Con III) have the right to cause us to register for resale under the Securities Act and applicable state securities laws any Common Units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. In addition, our general partner and its affiliates (including the Founders and Mid-Con III) have the right to include such securities in a registration by us or any other unitholder, subject to customary exceptions. These registration rights continue for two years following the withdrawal or removal of our general partner and for so long as is required for the holder to sell all of the partnership interests with respect to which it has requested registration during such two-year period. In addition, we are restricted from granting any superior piggyback registration rights during this two-year period. We will pay all expenses incidental to the registration, excluding underwriting fees and discounts. In connection with any registration of this kind, we will indemnify the unitholders participating in the registration and their officers, directors and controlling persons from and against specified liabilities, including under the Securities Act or any applicable state securities laws.
PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS
Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions. The information presented in this section assumes that our general partner will continue to make capital contributions to us in order to maintain its general partner interest, which for purposes of this section we have assumed is approximately 1.2%.
Distributions to Preferred Units
The Preferred Units are entitled to the Preferred Distribution of $0.043 per quarter, subject to certain adjustments described in the partnership agreement. Each Preferred Distribution shall be paid in cash at the Preferred Distribution Amount; provided, however, that if our credit agreement prohibits us from paying the Preferred Distribution in cash in respect of any quarter, then the Preferred Distribution for such quarter shall be paid in PIK Units and the Preferred Distribution Amount for such quarter shall be $0.05375, subject to certain adjustments. If we fail to pay the Preferred Distribution in full for any quarter, then until such time as all accrued and unpaid Preferred Distributions are paid in full in cash, we will not be permitted to declare or make any distributions in respect of (a) any Junior Securities (as such term is defined in the partnership agreement), including the Common Units, or (b) any Parity Securities (as such term is defined in the partnership agreement), other than the Preferred Units; provided, however, that distributions may be declared and paid in respect of the Preferred Units and any Parity Securities, as long as such distributions are declared and paid pro rata such that the amounts of distributions declared per Preferred Unit and per unit of such Parity Security shall in all cases bear to each other the same ratio that accrued but unpaid and accumulated distributions per Preferred Unit and per unit of such Parity Security bear to each other.
Distributions of Available Cash
General
Subject to the payment of the Preferred Distributions described above, our partnership agreement requires that, within 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. We will distribute our available cash to our common unitholders and general partner, pro rata. Unlike many publicly traded limited partnerships, our general partner is not entitled to any incentive distributions, and we do not have any subordinated units.
In October 2015, cash distributions to the holders of our Common Units were indefinitely suspended. Our credit agreement stipulates written consent from our lenders is required in order to reinstate distributions and also prohibits us from making cash distributions if any potential default or event of default (as defined in the credit agreement) occurs or would result from the cash distribution to the holders of our Common Units.
Definition of Available Cash
Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures, working capital and operating expenses) subsequent to that quarter;

•	comply with applicable law or any of our loan agreements, security agreements, mortgages, debt instruments or other agreements or obligations; or

•	provide funds for distributions to our unitholders (including our general partner) for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of the cash and cash equivalents on hand on the date of determination of available cash for the quarter.
Distributions of Cash Upon Liquidation
General
If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and the liquidator in the order of priority provided in our partnership agreement and by law. Thereafter, we will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Manner of Adjustments for Gain
The manner of the adjustment for gain is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to our partners) in the following manner:

•
first, in connection with a liquidation, if the per-unit capital account in respect of each Preferred Unit does not equal or exceed $2.15 plus all accrued and unpaid distributions on such Preferred Unit up to the Liquidation Date (as such term is defined in the partnership agreement) (the “Liquidation Preference”), gain will be allocated to the Preferred Units in a manner that will cause, to the maximum extent possible, the per-unit capital account in respect of each Preferred Unit to equal the Liquidation Preference;

•
second, to our general partner until the gain allocated to our general partner for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss (as such term is defined in the partnership agreement) allocated to our general partner for all previous taxable periods;

•	third, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances; and

•	fourth, 100% to our general partner and all unitholders, pro rata.
Manner of Adjustments for Losses
Upon our liquidation, we will generally allocate any loss to our partners in the following manner:

•	first, to our general partner and all unitholders, pro rata, until the capital accounts of our unitholders have been reduced to zero;

•	second, to the holders of Preferred Units until the capital account of each Preferred Unit then outstanding has been reduced to zero; and

•	thereafter, 100% to our general partner.
Adjustments to Capital Accounts
Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation.
MATERIAL TAX CONSIDERATIONS
This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective common unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth Kenyon LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Mid-Con Energy Partners, LP and our subsidiary, and references to “unitholders” are references to holders of our common units.
The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.
We are relying on opinions of Andrews Kurth Kenyon LLP regarding our characterization as a partnership for tax purposes. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth Kenyon LLP and are based on the accuracy of the representations made by us, as discussed below.

For the reasons described below, Andrews Kurth Kenyon LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “- Tax Consequences of Unit Ownership – Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “– Disposition of Units – Allocations Between Transferors and Transferees”); (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “– Tax Consequences of Unit Ownership – Section 754 Election” and “– Uniformity of Units”); (4) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction (please read “- Tax Treatment of Operations – Depletion Deductions”); and (5) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “- Tax Treatment of Operations – Deduction for U.S. Production Activities”).
Taxation of Mid-Con Energy Partners, LP
Partnership Status
A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account the partner’s share of items of income, gain, loss and deduction of the partnership in computing the partner’s U.S. federal income tax liability, regardless of whether cash distributions are made to the partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in the partner’s partnership interest.
Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from exploration and production of certain natural resources, including oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner, and a review of the applicable legal authorities, Andrews Kurth Kenyon LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status as a partnership or the status of our operating subsidiary as a disregarded entity for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth Kenyon LLP on such matters. It is the opinion of Andrews Kurth Kenyon LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating subsidiary will be disregarded as an entity separate from us for U.S. federal income tax purposes.
In rendering its opinion, Andrews Kurth Kenyon LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth Kenyon LLP has relied include:
(a) neither we nor our operating subsidiary has elected or will elect to be treated as a corporation; and
(b) for each taxable year, including short taxable years occurring as a result of a constructive termination, more than 90% of our gross income has been and will be income of the type that Andrews Kurth Kenyon LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, unless such failure is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we failed to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to our unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.
The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time the U.S. President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that would affect publicly traded partnerships. Further, the U.S. Treasury Department and the IRS have issued proposed regulations interpreting the scope of the qualifying income requirement for publicly traded partnerships by providing industry-specific guidance with respect to activities that will generate qualifying income. The proposed regulations, once issued in final form, may change interpretations of the current law relating to the characterization of income as qualifying income and could modify the amount of our gross income we are able to treat as qualifying income for purposes of the qualifying income requirement.
Both the Obama Administration and members of the U.S. Congress have previously proposed changes to U.S. tax laws that would, if enacted into law, reduce or eliminate certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These proposed changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our common units.
Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.
If for any reason we were taxed as a corporation for U.S. federal income tax purposes in any taxable year, our items of income, gain, loss and deduction would be reflected only on our tax return, rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in our common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units.
The remainder of this discussion is based on Andrews Kurth Kenyon LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.
Tax Consequences of Unit Ownership
Limited Partner Status
Unitholders of Mid-Con Energy Partners, LP will be treated as partners of Mid-Con Energy Partners, LP for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will treated as partners of Mid-Con Energy Partners, LP for U.S. federal income tax purposes.
A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “– Treatment of Short Sales.”
Items of our income, gain, loss or deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Mid-Con Energy Partners, LP for federal income tax purposes.
Flow-Through of Taxable Income
Subject to the discussion below under “– Entity-Level Collections of Unitholder Taxes,” neither we nor our subsidiary will pay any U.S. federal income tax. For U.S. federal income tax purposes, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. As of the date of this Prospectus, cash distributions to the holders of our common units continue to be indefinitely suspended. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
Treatment of Distributions
Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of the unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under “– Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities, including as a result of future issuances of additional common units, will be treated as a distribution of cash to that unitholder. To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. Please read “– Limitations on Deductibility of Losses.”
A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property, including a deemed distribution, may result in ordinary income to a unitholder, regardless of that unitholder’s tax basis in its common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To the extent of such reduction, a unitholder will be treated as having received his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for an allocable portion of the non-pro rata distribution made to such unitholder. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed relinquished in the exchange.
Basis of Units
A unitholder’s tax basis in his common units will initially be the amount he paid for those common units increased by the unitholder’s initial allocable share of our nonrecourse liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally, based on his share of our profits, of our nonrecourse liabilities. Please read “– Disposition of Units – Recognition of Gain or Loss.”
Limitations on Deductibility of Losses
The deduction by a unitholder of that unitholder’s share of our losses will be limited to the tax basis the unitholder has in the unitholder’s common units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would no longer be utilizable.
In general, a unitholder will be at risk to the extent of the tax basis of the unitholder’s common units, excluding any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of our liabilities.
The at risk limitation applies on an activity-by-activity basis, and in the case of oil and natural gas properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or natural gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer’s oil and natural gas properties. It is uncertain how this rule is implemented in the case of multiple oil and natural gas properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or natural gas properties we own in computing a unitholder’s at risk limitation with respect to us. If a unitholder were required to compute his at risk amount separately with respect to each oil or natural gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his common units as a whole.
In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations may deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly-traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of passive income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
A unitholder’s share of our net passive income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income (if applicable). The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections of Unitholder Taxes
If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
Allocation of Income, Gain, Loss and Deduction
In general, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for an entire taxable year, the loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of the unitholders’ positive capital accounts as adjusted to take into account the unitholders’ share of nonrecourse debt, and thereafter to our general partner.
Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets, a “Book Tax Disparity,” at the time such assets are contributed to us and at the time of any subsequent offering of our common units. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the partners holding interests in us prior to such offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
Andrews Kurth Kenyon LLP is of the opinion that, with the exception of the issues described in “– Section 754 Election” and “– Disposition of Common Units – Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
Treatment of Short Sales
A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions may be subject to tax as ordinary income.
Andrews Kurth Kenyon LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of our common units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult with their tax advisor about modifying any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “– Disposition of Units – Recognition of Gain or Loss.”
Tax Rates
Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 20%. These rates are subject to change by new legislation at any time.
A 3.8% net investment income tax, or NIIT, is imposed on certain net investment income earned by individuals, estates, and trusts. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds specified threshold levels depending on a unitholder’s federal income tax filing status. In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.
Section 754 Election
We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. That election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect the unitholder’s purchase price. The Section 743(b) adjustment separately applies to any transferee of a unitholder who purchases outstanding common units from another unitholder based upon the values and bases of our assets at the time of the transfer to the transferee. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and belongs only to the purchaser and not to other unitholders. Please read, however, “– Allocation of Income, Gain, Loss and Deduction.” For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) the unitholder’s share of our tax basis in our assets (“common basis”) and (ii) the unitholder’s Section 743(b) adjustment to that basis.

The timing and calculation of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Internal Revenue Code Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Internal Revenue Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “– Allocation of Income, Gain, Loss and Deduction.”
The timing of these deductions may affect the uniformity of our common units. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “– Uniformity of Units.” Andrews Kurth Kenyon LLP is unable to opine as to the validity of any such alternate tax positions because there is no clear applicable authority. A unitholder’s basis in a unit is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “– Uniformity of Units.”
A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and the transferee’s share of any gain or loss on a sale of assets by us would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.
The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the fair market value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure our unitholders that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should our general partner determine the expense of compliance exceeds the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than such purchaser would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “– Disposition of Units – Allocations Between Transferors and Transferees.”
Depletion Deductions
Subject to the limitations on deductibility of losses discussed above (please read “– Tax Consequences of Unit Ownership – Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.
Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. To qualify as an “independent producer” eligible for percentage depletion (and that is not subject to the intangible drilling and development cost deduction limits, please read “– Deductions for Intangible Drilling and Development Costs”), a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5.0 million per year in the aggregate. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.
In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.
Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral common units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral common units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.
All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.
The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “–Taxation of Mid-Con Energy Partners, LP–Partnership Status.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.
Deductions for Intangible Drilling and Development Costs
We have elected to currently deduct intangible drilling and development costs, or IDCs. IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.
Although we have elected to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.
Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is does not qualify as an independent producer under the rules disqualifying retailers and refiners from taking percentage depletion. Please read “– Depletion Deductions.”
IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “– Disposition of Units – Recognition of Gain or Loss.”
The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “–Taxation of Mid-Con Energy Partners, LP–Partnership Status.”
Deduction for U.S. Production Activities
Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (i) our qualified production activities income that is allocated to such unitholder or (ii) the common unitholder’s taxable income.
A common unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year, or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most of all of our qualified production activities income will consist of oil related qualified production activities income.
Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.
For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at risk rules or the passive activity loss rules. Please read “– Tax Consequences of Unit Ownership – Limitations on Deductibility of Losses.”
The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our operating subsidiary will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.
This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “–Taxation of Mid-Con Energy Partners, LP–Partnership Status.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.
Lease Acquisition Costs
The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “– Tax Treatment of Operations – Depletion Deductions.”
Geophysical Costs
The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. The amortization period for certain geological and geophysical expenditures may be extended if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “–Taxation of Mid-Con Energy Partners, LP–Partnership Status.”
Operating and Administrative Costs
Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs, to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.
Tax Basis, Depreciation and Amortization
The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. Please read “– Tax Consequences of Unit Ownership – Allocation of Income, Gain, Loss and Deduction.”
To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent applicable, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to certain goodwill properties conveyed to us or held by us at the time of any future offering. Please read “– Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “– Tax Consequences of Unit Ownership – Allocation of Income, Gain, Loss and Deduction” and “– Disposition of Units – Recognition of Gain or Loss.”
The costs incurred in offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discount we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Properties
The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
Recognition of Gain or Loss
A unitholder will be required to recognize gain or loss on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our liabilities. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.
Prior distributions from us that in the aggregate were in excess of the cumulative net taxable income allocated for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in the unit, even if the price received is less than his original cost.
Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that we own. The term “unrealized receivables” includes potential recapture items, including depreciation, depletion, amortization or IDC recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gain in the case of corporations. Both ordinary income and capital gain recognized on a sale of common units may be subject to the NIIT in certain circumstances.
The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units.

A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;
in each case, with respect to the partnership interest or substantially identical property.
Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although recently issued final Treasury Regulations allow publicly traded partnerships to use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Andrews Kurth Kenyon LLP is unable to opine on the validity of our method of allocating income, gain, loss and deductions among transferor and transferee unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.
A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.
Notification Requirements
A unitholder who sells any of his common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination
We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if the relief discussed below is not available) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. Moreover, a technical termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a publicly-traded partnership technical termination relief program whereby, if a publicly-traded partnership that technically terminated requests publicly-traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.
Uniformity of Units
Because we cannot match transferors and transferees of common units and because of other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply to a material portion of our assets. Any non– uniformity could have a negative impact on the value of the common units. Please read “– Tax Consequences of Unit Ownership – Section 754 Election.”
Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Andrews Kurth Kenyon LLP is unable to opine as to validity of such filing positions. A unitholder’s basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “– Disposition of Units – Recognition of Gain or Loss” and “– Tax Consequences of Unit Ownership – Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our common units.
Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we, nor Andrews Kurth Kenyon LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.
The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Current law requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement designates our general partner as our Tax Matters Partner.
The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.
A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Recently enacted legislation applicable to our tax years beginning after December 31, 2017, changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced. Pursuant to this new legislation, we will designate a person (our general partner) to act as the partnership representative who shall have the sole authority to act on behalf of the partnership with respect to dealings with the IRS under these new audit procedures.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:
(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;
(2) a statement regarding whether the beneficial owner is:
(a) a person that is not a U.S. person;
(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
(c) a tax-exempt entity;
(3) the amount and description of common units held, acquired or transferred for the beneficial owner; and
(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.
Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.
Accuracy-Related Penalties
An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.
Reportable Transactions
If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single tax year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders’ tax return) would be audited by the IRS. Please read “– Information Returns and Audit Procedures.”
Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described in “– Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.
We do not expect to engage in any “reportable transactions.”
State, Local and Other Tax Considerations
In addition to U.S. federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. We currently conduct business or own property in many states, most of which impose personal income taxes on individuals. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file state income tax returns and to pay state income taxes in any state in which we do business or own property, and such unitholder may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “– Tax Consequences of Unit Ownership – Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all tax returns that may be required of him. Andrews Kurth Kenyon LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.
INVESTMENT IN MID-CON ENERGY PARTNERS, LP BY EMPLOYEE BENEFIT PLANS
An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities, or IRAs, established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (collectively, “Employee Benefit Plans”).
This summary is based on the provisions of ERISA and the Internal Revenue Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.
Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences – Tax-Exempt Organizations and Other Investors;”

•
whether in making the investment, the Employee Benefit Plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion below regarding “plan assets” under Section 3(42) of ERISA); and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.
The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.
Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans, and IRAs that are not considered part of an Employee Benefit Plan, from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the Employee Benefit Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to an investment in common units.
Employee Benefit Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are generally not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.
In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.
The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•
the equity interests acquired by the Employee Benefit Plan are publicly offered securities – i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

•
the entity is an “operating company,” – i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•
there is no significant investment by “benefit plan investors,” which is generally defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain persons, is held by the Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first two bullet points above.
In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations and other liabilities that could arise with respect to investment in common units by Employee Benefit Plans, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws prior to any such investment.
SELLING UNITHOLDERS
This prospectus relates to 11,627,906 Common Units issuable to the Selling Unitholders upon conversion of 11,627,906 Preferred Units and 7,173,226 Common Units issuable upon conversion of 7,173,226 Preferred Units that we may issue from time to time in the future as payment in kind to the Selling Unitholders.
The following table sets forth information about the maximum number of Common Units that may be offered from time to time by each Selling Unitholder under this prospectus. The Selling Unitholders identified below may currently hold or acquire at any time Common Units in addition to those registered hereby. In addition, the Selling Unitholders identified below may sell, transfer, assign or otherwise dispose of some or all of their Common Units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of Common Units that will be held by the Selling Unitholders upon termination of this offering. Information concerning the Selling Unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.
To our knowledge, except as noted in the following paragraph, none of the Selling Unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of units. Because each selling unitholder may sell all or a portion of the Common Units registered hereby, we cannot currently estimate the number or percentage of Common Units that each selling unitholder will hold upon completion of the applicable offering.
Mid-Con Energy III, LLC, an affiliate of our general partner, obtained its Common Units as partial consideration in respect of its sale to us of multiple oil properties and acquired its Preferred Units in connection with our private placement of such Preferred Units in August 2016. As of November 8, 2016, Mid-Con Energy III, LLC owned 3,714,659 Common Units, representing approximately 12.4% of our outstanding Common Units, and 930,233 Preferred Units, representing approximately 8.0% of our outstanding Preferred Units. Yorktown Energy Partners IX, L.P. and certain members of our management team, including the Founders, own membership interests in Mid-Con Energy III, LLC. In addition, certain of the officers and directors of our general partner serve as officers or directors of Mid-Con Energy III, LLC.
None of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.
We have prepared the table and the related notes based on information supplied to us by the Selling Unitholders on or prior to November 2, 2016. We have not sought to verify such information. Other information about the Selling Unitholders may change over time.

Selling Unitholders	Preferred Units Beneficially Owned Prior to the Offering	Common Units Beneficially Owned Prior to the Offering(1)	Maximum Number of Common Units to be Sold Pursuant to this Prospectus (2)(3)(4)	Percentage of Common Units Beneficially Owned Following the Offering (5)
The Cushing Energy Income Fund (6)	116,279	0	188,012	0
Mainstay Cushing Energy Income Fund (7)	348,837	0	564,034	0
The Cushing Renaissance Fund (8)	465,116	0	752,047	0
The Cushing Focused MLP Fund, LP (9)	139,535	0	225,616	0
Swank Investment Partnership, LP (10)	93,023	0	150,407	0
Bonanza Master Fund, Ltd.(11)	930,233	200,000	1,504,089	*
Goff REN Holdings, LLC(12)(13)	1,860,465	0	3,008,179	0
Goff MCEP Holdings, LLC(13)	2,697,674	0	4,361,858	0
Austin Family Partners (14)	232,558	0	376,022	0
The Goff Family Foundation (13)	232,558	0	376,022	0
GAINSCO, Inc.(15)	1,395,349	0	2,256,135	0
SCG Ventures LP (16)	465,116	0	752,047	0
RR Energy Holdings, LLC (17)	232,558	0	376,022	0
FWC Holdings, LLC(18)	232,558	0	376,022	0
Mid-Con Energy III, LLC(19)	930,233	3,714,659	1,504,089	7.6%
2012 Revocable Trust of Michael D. Case, Dated 05/31/2012 (20)	465,116	0	752,047	0
William Harrison Junell (21)	232,558	0	376,022	0
Raycrest Properties LLC (22)	116,279	0	188,012	0
Stude Investment Partners, LP (23)	116,279	0	188,012	0
Yellowstone Development, LP (24)	46,512	0	75,208	0
Fred N. Reynolds (25)	46,512	0	75,208	0
JBS Holdings, LP (26)	232,558	0	376,022	0
Total	11,627,906	3,914,659	18,801,132

*	Represents less than 1%.

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act.

(2)
As of November 8, 2016, the Preferred Units have not been converted in part or in full. Assumes the full conversion on a one-to-one basis of the Preferred Units issued to the Selling Unitholders in connection with the private placement and the additional Preferred Units that may be issued to the Selling Unitholders from time to time as in-kind distributions.

(3)
The Preferred Units are initially convertible into Common Units on a one-for-one basis; however, the conversion ratio is subject to adjustment for splits, reverse splits, subdivisions, combinations and reclassifications.

(4)
Pursuant to Rule 416 of the Securities Act, the number of Common Units registered on behalf of the Selling Unitholder by the registration statement of which this prospectus is a part shall be adjusted to include any additional Common Units that become issuable to the Selling Unitholders as a result of any unit distribution, split, combination or similar transaction.

(5)
Assumes the sale of all Common Units held by the applicable Selling Unitholder. Based on 29,912,230 Common Units outstanding as of November 8, 2016 and assumes that all Preferred Units have converted on a one-to-one basis, including the additional Preferred Units that may be issued to the Selling Unitholders from time to time as in-kind distributions.

(6)	The Cushing Energy Income Fund is a registered investment company under the Investment Company Act of 1940.

(7)	Mainstay Cushing Energy Income Fund is a registered investment company under the Investment Company Act of 1940.

(8)	The Cushing Renaissance Fund is a registered investment company under the Investment Company Act of 1940.

(9)	The Cushing Focused MLP Fund, LP is a registered investment company under the Investment Company Act of 1940.

(10)
Jerry V. Swank is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by the selling unitholder.

(11)
Bernay Box is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Bonanza Master Fund, Ltd.

(12)
James M. Howard and Keith B. Ohnmeis are natural persons who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Goff REN Holdings, LLC.

(13)
John C. Goff is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by the selling unitholder.

(14) J. Winston Krause is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Austin Family Partners.

(15)
Robert W. Stallings, James R. Reis and Glenn W. Anderson are natural persons who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by GAINSCO, Inc.

(16)
Robert W. Stallings and Linda E. Stallings are natural persons who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by SCG Ventures, LP.

(17) Robert Raymond is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by RR Energy Holdings, LLC.
(18) James R. Reis is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by FWC Holdings, LLC.

(19)
Mid-Con Energy III, LLC is controlled by a board of directors consisting of S. Craig George, Charles R. Olmstead, Jeffrey R. Olmstead, Peter Leidel and Tomás LaCosta, which exercises voting and investment control with respect to the Common Units held by Mid-Con Energy III, LLC. Each member of the board of directors disclaims beneficial ownership of the Common Units held by Mid-Con Energy III, LLC, except to each of their respective pecuniary interest therein.

(20) Michael D. Case, Trustee is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by 2012 Revocable Trust of Michael D. Case, Dated 05/31/2012.

(21)
William Harrison Junell is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by William Harrison Junell.

(22) Mary Ray Stephens is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Raycrest Properties, LLC.

(23)
Mike Stude and Jack Kins are natural persons who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Stude Investment Partners, LP.

(24)
Theodore S. O’Neal is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Yellowstone Development, LP.

(25) Fred N. Reynolds is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Fred N. Reynolds.

(26)
Sheri S. Krause is a natural person who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by JBS Holdings, LP.

PLAN OF DISTRIBUTION
We are registering the Common Units included in this prospectus to permit the resale of such Common Units by the Selling Unitholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Common Units by the Selling Unitholders pursuant to this prospectus.
The Selling Unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales. The Selling Unitholders and their successors, including their donees, pledgees, transferees and successors-in-interest, may make sales of the Common Units from time to time though one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, though underwriters, to dealers, or through agents, on the NASDAQ or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices or any other method permitted by law. These sales may be effected in one or more transactions, including:

•	in the over-the-counter market or on the NASDAQ or any national securities exchange or quotation service on which the Common Units may be listed or quoted at the time of the sale;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	in underwritten offerings;

•	through distributions to the partners, members, stockholders or other security holders of the Selling Unitholders;

•
through the writing of options (including the issuance by the Selling Unitholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	through any combination of the foregoing; or

•	through any other method permitted by law.
The Selling Unitholders may offer and sell some or all of the Common Units included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the units as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with the Selling Unitholders to sell a specified number of such units at a stipulated price per unit;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

•
an offering at other than a fixed price on or through the facilities of any stock exchange on which the Common Units are then listed or to or through a market maker other than on that stock exchange; and

•	any other method permitted pursuant to applicable law.
In connection with sales of the Common Units under this prospectus, the Selling Unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the Common Units in the course of hedging the positions they assume. The Selling Unitholders also may sell Common Units short and deliver them to close out the short positions or loan or pledge the Common Units to broker-dealers that in turn may sell them.
The Selling Unitholders may also directly make offers to sell some or all of the Common Units included in this prospectus to, or solicit offers to purchase such Common Units from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the Selling Unitholders will set forth the terms of such offering.
If the Selling Unitholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Common Units for which they may act as agents. Underwriters may resell Common Units to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased.
From time to time, the Selling Unitholders may sell the Common Units included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as Selling Unitholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the Common Units to purchasers.
Any Selling Unitholder that is a broker-dealer or an affiliate of a broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, any profits derived by such Selling Unitholder on the sale of Common Units included in this prospectus and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Unitholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Such Selling Unitholders may also be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
The Selling Unitholders may sell the Common Units they hold using a public auction process in which the public offering price and the allocation of the Common Units will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the Common Units offered in the auction, and subject to agreement between the Selling Unitholders and the underwriters to proceed with the offering, the Common Units will be allocated to winning bidders by the underwriters. If the Selling Unitholders use a public auction process to sell the Common Units, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a prospectus supplement related to such offering.
The Selling Unitholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Common Units included in this prospectus, or to sell such Common Units in ordinary brokerage transactions, on their behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.
The Selling Unitholders or their respective underwriters, broker-dealers, or agents may make sales of the Common Units that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such Common Units made directly on or through the NASDAQ, the existing trading market for the Common Units, or in the over-the-counter market or otherwise.
From time to time, one or more of the Selling Unitholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. In the event of default, the pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure, be deemed to be selling unitholders under this prospectus. The number of Common Units offered under this prospectus by a given Selling Unitholder will decrease as and when such events occur. In addition, a Selling Unitholder may, from time to time, sell Common Unit short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the Common Units offered under this prospectus may be used to cover short sales.
In addition to the transactions described above, the Selling Unitholders may sell the Common Units included in this prospectus in compliance with Rule 144 or Rule 144A of the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.
The Selling Unitholders and any other persons participating in the sale or distribution of Common Units will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the Common Units by the Selling Unitholders and any other such persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Units to engage in market-making activities with respect to the Common Units for a period of up to five business days before the distribution. This may affect the marketability of the Common Units and the ability of any person or entity to engage in market-making activities with respect to the Common Units.
We have agreed to indemnify, in certain circumstances, the Selling Unitholders against certain liabilities to which they may become subject in connection with the sale of the Common Units included in this prospectus, including liabilities arising under the Securities Act. The Selling Unitholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such Common Units, including liabilities arising under the Securities Act. We and the Selling Unitholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of the Common Units included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such Common Units, including liabilities arising under the Securities Act.
Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.
We have agreed to pay the expenses of the registration of the Common Units offered and sold by the Selling Unitholders under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants, and reasonable fees and expenses of one counsel for the Selling Unitholders. The Selling Unitholders will pay any underwriting discounts and commissions applicable to the Common Units sold by the Selling Unitholders.
A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters of a given offering. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.
The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from such sale.
Because the Financial Industry Regulatory Authority (“FINRA”) views our Common Units as interests in a direct participation program, any offering of Common Units under the registration statement of which this prospectus forms a part will be made in compliance with FINRA Rule 2310.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.
In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through the NASDAQ, the existing trading market for the Common Units, or in the over-the-counter market or otherwise.
VALIDITY OF THE SECURITIES
The validity of the securities offered by this prospectus will be passed upon for us by Andrews Kurth Kenyon LLP, Houston, Texas and Washington, D.C. Andrews Kurth Kenyon LLP will also render an opinion on the material tax consequences regarding such securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the Selling Unitholders or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS
The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The information incorporated by reference in this prospectus relating to the estimated quantities of our proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2015 set forth in this prospectus are based upon reserve reports prepared by Cawley, Gillespie & Associates, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Set forth below are the expenses (other than underwriting discounts and commissions and any expenses of the Selling Unitholders) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$4,598
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*

*	These fees are calculated based on the number of issuances and amount of securities to be offered and, accordingly, cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers
Mid-Con Energy Partners, LP
The partnership agreement of Mid-Con Energy Partners, LP provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner, including any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing Partner or any Group Member, or any person who is or was serving at the request of the general partner, including any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee engaged in fraud, willful misconduct or gross negligence or, a breach of its obligations under the partnership agreement of Mid-Con Energy Partners, LP or a breach of its fiduciary duty in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement provided, however, there shall be no advancement of costs or fees to any Partnership Indemnitee in the event of a derivative or direct action against such Person brought by at least a Majority in Interest of the Limited Partners. Any indemnification under these provisions will be only out of the assets of the partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.
Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of our general partner, including liabilities under the Securities Act.

Mid-Con Energy GP, LLC
Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Mid-Con Energy GP, LLC, our general partner, provides that our general partner shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our general partner, or is or was serving at the request of our general partner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding to the full extent permitted by the Delaware LLC Act, upon such determination having been made as to such indemnitee’s good faith and conduct as is required by the Delaware LLC Act. The limited liability company agreement of our general partner also provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by our general partner in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by our general partner's sole member in accordance with the provisions of the Delaware LLC Act, upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that indemnitee is entitled to be indemnified by our general partner. Officers, directors and affiliates of our general partner are also indemnified by us, as described above.
Directors’ and Officers’ Liability Insurance
Mid-Con Energy Partners, LP is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by its general partner, its affiliates and such other persons as the respective general partners may determine and described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 16. Exhibits

Exhibit
1.1**	Form of Underwriting Agreement.
3.1
Certificate of Limited Partnership of Mid-Con Energy Partners, LP (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s Registration Statement on Form S-1 filed on August 12, 2011 (File No. 333-176265)).

3.2
First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated as of December 20, 2011 (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on December 23, 2011).

3.3
First Amendment to First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated August 11, 2016 (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on August 16, 2016).

3.3
Certificate of Formation of Mid-Con Energy GP, LLC (incorporated by reference to Exhibit 3.4 to Mid-Con Energy Partners, LP’s Registration Statement on Form S-1 filed on August 12, 2011 (File No. 333-176265)).

Exhibit
3.4
Amended and Restated Limited Liability Company Agreement of Mid-Con Energy GP, LLC, dated as of December 20, 2011 (incorporated by reference to Exhibit 3.2 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on December 23, 2011).

4.1
Registration Rights Agreement, dated August 11, 2016, by and among Mid-Con Energy Partners, LP and the Purchasers named therein (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on August 16, 2016).

5.1**	Opinion of Andrews Kurth Kenyon LLP as to the legality of the securities being registered
8.1*	Opinion of Andrews Kurth Kenyon LLP relating to tax matters
23.1*	Consent of Cawley, Gillespie & Associates, Inc.
23.2*	Consent of Grant Thornton LLP
23.5*	Consent of Andrews Kurth Kenyon LLP (included in Exhibit 8.1)
24.1*	Powers of Attorney (included on the signature page)

*	Filed herewith.

**	To be filed by amendment or incorporated by reference in connection with the offering of a particular class or series of securities.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 9, 2016.
MID-CON ENERGY PARTNERS, LPBy: Mid-Con Energy GP, LLC, its general partner
By: /s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel & Secretary
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Charles L. McLawhorn, III and Jeffrey R. Olmstead, and each of them, any of whom may act without joinder of the others, his or her lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including any and all post-effective amendments, and to file the same with all exhibits thereto and other documents necessary or advisable in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles R. Olmstead	Executive Chairman of the Board of Directors	November 9, 2016
Charles R. Olmstead
/s/ Jeffrey R. Olmstead	President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2016
Jeffrey R. Olmstead
/s/ Matthew R. Lewis	Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2016
Matthew R. Lewis
/s/ Sherry L. Morgan	Chief Accounting Officer (Principal Accounting Officer)	November 9, 2016
Sherry L. Morgan
/s/ Peter A. Leidel	Director	November 9, 2016
Peter A. Leidel
/s/ Cameron O. Smith	Director	November 9, 2016
Cameron O. Smith
/s/ Peter Adamson III	Director	November 9, 2016
Peter Adamson III
/s/ C. Fred Ball Jr.	Director	November 9, 2016
C. Fred Ball Jr.
/s/ S. Craig George	Director	November 9, 2016
S. Craig George

Exhibit
1.1**	Form of Underwriting Agreement.
3.1
Certificate of Limited Partnership of Mid-Con Energy Partners, LP (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s Registration Statement on Form S-1 filed on August 12, 2011 (File No. 333-176265)).

3.2
First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated as of December 20, 2011 (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on December 23, 2011).

3.3
First Amendment to First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated August 11, 2016 (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on August 16, 2016).

3.3
Certificate of Formation of Mid-Con Energy GP, LLC (incorporated by reference to Exhibit 3.4 to Mid-Con Energy Partners, LP’s Registration Statement on Form S-1 filed on August 12, 2011 (File No. 333-176265)).

3.4
Amended and Restated Limited Liability Company Agreement of Mid-Con Energy GP, LLC, dated as of December 20, 2011 (incorporated by reference to Exhibit 3.2 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on December 23, 2011).

4.1
Registration Rights Agreement, dated August 11, 2016, by and among Mid-Con Energy Partners, LP and the Purchasers named therein (incorporated by reference to Exhibit 3.1 to Mid-Con Energy Partners, LP’s current report on Form 8-K filed on August 16, 2016).

5.1**	Opinion of Andrews Kurth Kenyon LLP as to the legality of the securities being registered
8.1*	Opinion of Andrews Kurth Kenyon LLP relating to tax matters
23.1*	Consent of Cawley, Gillespie & Associates, Inc.
23.2*	Consent of Grant Thornton LLP
23.5*	Consent of Andrews Kurth Kenyon LLP (included in Exhibit 8.1)
24.1*	Powers of Attorney (included on the signature page)

*	Filed herewith.

**	To be filed by amendment or incorporated by reference in connection with the offering of a particular class or series of securities.